Exhibit 99.1

For Immediate Release

Contact:	Susan Hardman
Intersil Investor Relations
Tel: (408) 546-3332
E-Mail: shardman@intersil.com

Intersil Corporation Promotes David Zinsner to CFO

MILPITAS, CA, July 5, 2005 – Intersil Corporation (NASDAQ: ISIL), a world leader in the design and manufacture of high performance analog solutions, announced the promotion of David Zinsner to vice president, Chief Financial Officer and assistant secretary. Previously, the Company announced its plan to promote Mr. Zinsner following a six month transition period which has been successfully completed.

“Dave is extremely knowledgeable about Intersil and I am pleased that we were able to promote from within for this key executive position,” said Rich Beyer, Intersil’s CEO and president. “Our transition has gone very smoothly and Dave is well prepared to contribute quickly in his new role.”

Mr. Zinsner has over 14 years of financial experience. Mr. Zinsner has been with Intersil for the past six years in a series of positions of increasing responsibility. In his previous role as corporate controller and treasurer, he oversaw most of Intersil’s finance departments, including planning, accounting, external reporting, operations finance, treasury, tax and risk-management. During his tenure, he has completed a variety of key executive assignments, including leadership roles in the assimilation of acquisitions.

Prior to joining Intersil, Mr. Zinsner held international finance and treasury management positions at Harris Corporation, and before that, he was employed by Mellon Bank. Mr. Zinsner received his MBA from Vanderbilt University, and his undergraduate degree from Carnegie Mellon University.

About Intersil

Intersil Corporation, a NASDAQ 100 Index company, is a leader in the design and manufacture of high performance analog semiconductors. The company’s products address three of the industry’s fastest growing markets: flat panel displays, optical storage (CD and DVD recordable) and power management. Intersil products include power management devices for battery management, hot-swap and hot-plug controllers, linear regulators, supervisory ICs, switching DC-DC regulators and power MOSFET drivers; optical storage laser diode drivers; DSL line drivers; video and high performance operational amplifiers; data converters; interface ICs; analog switches and multiplexers; crosspoint switches; voice-over-IP devices; and ICs for military, space and rad-hard applications. For more information about Intersil or to find out how to become a member of our winning team, visit the company’s web site and career page at www.intersil.com.